Exhibit 99.1

DOR BioPharma, Inc.
29 Emmons Drive, Suite C-10
Princeton, NJ 08540
www.dorbiopharma.com

DOR BioPharma Reports 2nd Quarter and 1st Half 2009 Financial Results and Reviews Recent Accomplishments

Princeton, NJ – August 14, 2009 - DOR BioPharma, Inc. (OTC BB: DORB) (DOR or the Company), a late-stage biopharmaceutical company, today announced its financial results for the second quarter of 2009.

DOR’s revenues, which primarily relate to receipts from National Institutes of Health (NIH) grants, for the second quarter of 2009 were approximately $0.3 million compared to $0.5 million for the second quarter of 2008.  Revenues for the first half of 2009 were approximately $0.9 million compared to $1.2 million for the first half of 2008. The decreased revenues were primarily attributable to lower support amounts drawn from DOR’s Biodefense grants with the NIH.

DOR’s net loss for the second quarter of 2009 was approximately $1.8 million, or $0.01 per share, compared to $1.3 million, or $0.01 per share, for the second quarter of 2008. The net loss for the first half of 2009 was approximately $3.9 million compared to $2.6 million for the first half of 2008. These larger net losses were primarily attributed to increased research and development (R&D) spending of $1.4 million for the first half of the year (or $391,000 for the second quarter) in preparation for the initiation of the confirmatory Phase 3 clinical trial of orBec® for the treatment of acute gastrointestinal Graft-versus-Host disease (GI GVHD).

R&D expenses for the second quarter of 2009 were approximately $1.1 million, compared to $0.7 million for the second quarter of 2008. R&D expenses for the first half of 2009 were approximately $2.7 million, compared to $1.3 million for the first half of 2008.

General and administrative (G&A) expenses for the second quarter of 2009 and 2008 were essentially flat year over year at $0.6 million, while G&A expenses for the first half of 2009 decreased to $1.1 million from $1.4 million for the first half of 2008.

“This year continues to be very eventful for DOR,” stated Christopher J. Schaber, PhD, President and CEO of DOR.  “With our new partnership with Sigma-Tau, we are working diligently towards the initiation of our confirmatory Phase 3 clinical trial of orBec® in GI GVHD under a Special Protocol Assessment (SPA) with the FDA.  Once the clinical trial is initiated, we expect to receive a $1 million milestone payment from Sigma-Tau in accordance with our collaboration agreement.”

DOR’s Recent Highlights:

On August 4, 2009, DOR announced that the Office of Orphan Products Development of the FDA granted Orphan Drug Designation to Oral BDP (beclomethasone 17,21-dipropionate, or orBec®) for the treatment of gastrointestinal symptoms associated with chronic Graft-versus-Host disease.

On July 8, 2009, DOR announced that it received a European patent addressing its Lipid Polymer Micelle (LPM™) technology for the improved oral delivery of drugs.

On July 7, DOR announced the appointment of Christopher P. Schnittker, CPA, as its new Vice President of Administration and Controller.

On June 29, 2009, DOR announced the publication in Bone Marrow Transplantation of orBec® clinical pulmonary data by investigators at the Fred Hutchinson Cancer Research Center in Seattle, Washington.

On June 9, 2009, DOR announced that it received European Medicines Evaluation Agency (EMEA) agreement on the design of its confirmatory Phase 3 clinical trial of orBec® in acute GI GVHD.

About DOR BioPharma, Inc.

DOR BioPharma, Inc. (DOR) is a late-stage biopharmaceutical company developing products to treat life-threatening side effects of cancer treatments and serious gastrointestinal diseases, and vaccines for certain bioterrorism agents. DOR’s lead product, orBec® (oral beclomethasone dipropionate or BDP), is a potent, locally acting corticosteroid being developed for the treatment of GI GVHD, a common and potentially life-threatening complication of hematopoietic cell transplantation. DOR expects to begin a confirmatory Phase 3 clinical trial of orBec® for the treatment of acute GI GVHD and a Phase 1/2 clinical trial of DOR201 in radiation enteritis in the second half of 2009. orBec® is also currently the subject of an NIH-supported, Phase 2, randomized, double-blind, placebo-controlled trial in the prevention of acute GVHD. Oral BDP may also have application in treating other gastrointestinal disorders characterized by severe inflammation. Additionally, DOR has a Lipid Polymer Micelle (LPM™) drug delivery technology for the oral delivery of leuprolide for the treatment of prostate cancer and endometriosis.

Through its Biodefense Division, DOR is developing biomedical countermeasures pursuant to the Project BioShield Act of 2004. DOR’s biodefense products in development are recombinant subunit vaccines designed to protect against the lethal effects of exposure to ricin toxin, botulinum toxin and anthrax. DOR’s ricin toxin vaccine, RiVax™, has been shown to be well tolerated and immunogenic in a Phase 1 clinical trial in normal volunteers.

For further information regarding DOR BioPharma, Inc., please visit the Company's website at www.dorbiopharma.com.

This press release contains forward-looking statements that reflect DOR BioPharma, Inc.'s current expectations about its future results, performance, prospects and opportunities. Statements that are not historical facts, such as "anticipates," "believes," "intends," or similar expressions, are forward-looking statements. These statements are subject to a number of risks, uncertainties and other factors that could cause actual events or results in future periods to differ materially from what is expressed in, or implied by, these statements. DOR cannot assure you that it will be able to successfully develop or commercialize products based on its technology, including DOR201, orBec® and LPMTM, particularly in light of the significant uncertainty inherent in developing vaccines against bioterror threats, manufacturing and conducting preclinical and clinical trials of vaccines, and obtaining regulatory approvals, that its cash expenditures will not exceed projected levels, that product development and commercialization efforts will not be reduced or discontinued due to difficulties or delays in clinical trials or due to lack of progress or positive results from research and development efforts, that it will be able to successfully obtain any further grants and awards, maintain its existing grants which are subject to performance, enter into any biodefense procurement contracts with the US Government or other countries, that the US Congress may not pass any legislation that would provide additional funding for the Project BioShield program, that it will be able to patent, register or protect its technology from challenge and products from competition or maintain or expand its license agreements with its current licensors, or that its business strategy will be successful. Important factors which may affect the future use of orBec® for gastrointestinal GVHD include the risks that: the FDA's requirement that DOR conduct additional clinical trials to demonstrate the safety and efficacy of orBec® will take a significant amount of time and money to complete and positive results leading to regulatory approval cannot be assumed; DOR is dependent on the expertise, effort, priorities and contractual obligations of third parties in the clinical trials, manufacturing, marketing, sales and distribution of its products; orBec® may not gain market acceptance if it is eventually approved by the FDA; and others may develop technologies or products superior to orBec®. Factors affecting the development and use of DOR201 and LPMTM are similar to those affecting orBec®. These and other factors are described from time to time in filings with the Securities and Exchange Commission, including, but not limited to, DOR's most recent reports on Forms 10-Q and 10-K. Unless required by law, DOR assumes no obligation to update or revise any forward-looking statements as a result of new information or future events.

Company Contact:

Evan Myrianthopoulos
Chief Financial Officer
DOR BioPharma, Inc.
29 Emmons Drive, Suite C-10
Princeton, NJ 08540
 (609) 538-8200
www.dorbiopharma.com